Exhibit 99.(h)(1)

FORM OF EXPENSE LIMITATION AGREEMENT

WORTHINGTON VALUE LINE EQUITY ADVANTAGE FUND

EXPENSE LIMITATION AGREEMENT, effective as of [__________], 201 5 by and among EULAV Asset Management (the “Adviser”), Worthington Capital Management LLC (the “Manager”), EULAV Securities LLC (the “Distributor”) and Value Line Funds Investment Trust, a Massachusetts business trust (the “Trust”), on behalf of its series Worthington Value Line Equity Advantage Fund (the “Fund”).

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Advisory Agreement dated [_____], 201 5 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Agreement dated [_______], 201 5 (the “Management Agreement”), pursuant to which the Manager provides investment management services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust, on behalf of the Fund, and the Distributor are parties to the Fund’s plan adopted pursuant to Rule 12b-1 Plan under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Rule 12b-1 Plan”), pursuant to which the Distributor engages in marketing and distribution activities on behalf of the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust, on behalf of the Fund, has adopted a Sub-Transfer Agency and Servicing Plan (the “Sub-TA Plan”) pursuant to which the Fund pays a fee to Financial Intermediaries (or the Distributor who remits the amounts thereof to financial intermediaries) for serving as agents of the Fund for the limited purpose of providing certain services, which fees are based on the value of the average daily net assets of the Fund;

WHEREAS, the Adviser, the Manager and the Distributor have voluntarily determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a specified level.  The Fund, the Adviser, the Manager and the Distributor therefore have entered into this Expense Limitation Agreement (the “Agreement”) in order to maintain the expense ratio of the Fund at such specified level for the period beginning on the date hereof and ending on [June 30, 2016]; and

WHEREAS, the Fund is prepared to repay the Adviser, the Manager and the Distributor such waived advisory, management, Rule 12b-1 fees and Sub-TA fees and reimbursed expenses if the Fund subsequently achieves a sufficient level of assets.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Expense Limitation.

1.1           Applicable Expense Limit.  During the Term (as defined in Section 2), the Manager, the Adviser and the Distributor each agrees to waive all or a portion of their respective management fee, advisory fee and amounts payable pursuant to the Rule 12b-1 Plan and Sub-TA Plan to the extent necessary so that the total expenses of every character incurred by the Fund (excluding acquired fund fees and expenses, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business (i.e., litigation)) (“Operating Expenses”) do not exceed the Operating Expense Limit (as defined in Section 1.2 below).  The parties agree that such amounts shall be waived in the following order:

●
first, the Manager and the Adviser shall waive a proportionate amount of their respective management fee and advisory fee up to the amounts payable under the Management Agreement or the Advisory Agreement, as applicable;

●	second, the Distributor shall waive its receipt of the Rule 12b-1 fee up to the amount payable to it under the Rule 12b-1 Plan; and

●	third, the Distributor shall waive its receipt of the Plan fee up to the amount payable to it under the Sub-TA Plan.

During the Term, to the extent that Operating Expenses incurred by the Fund in any fiscal year (after waiver of advisory fees of the Adviser, management fees of the Manager, and Rule 12b-1 fees and Sub-TA fees payable to the Distributor) exceed the Operating Expense Limit, such excess amount (the “Excess Amount”) shall be the liability of the Manager and, accordingly, the Manager shall make payments to the Fund of any and all Excess Amounts.

1.2   Operating Expense Limit.  The maximum Operating Expense Limit in any year with respect to the Fund shall be 1.50% of the average daily net assets of the Fund.

1.3   Recoupment.  The Manager, the Adviser and the Distributor shall keep a record of the amounts of advisory fees, management fees, Rule 12b-1 fees and Sub-TA Fees waived and the Manager shall keep a record of Excess Amounts reimbursed pursuant to Section 1.1 hereof (“Prior Expenses”).  Subject to the last sentence of this Section 1.3, if at any future date Operating Expenses of the Fund are less than the Operating Expense Limit, the Manager, the Adviser and the Distributor shall each be entitled to payment by the Fund of the amount of such Prior Expenses, in order of priority reverse to that established in Section 1.1 without interest thereon, except to the extent that such payment will cause Operating Expenses of the Fund to exceed the Operating Expense Limit.  If Operating Expenses of the Fund subsequently exceed the Operating Expense Limit, the recoupment of Prior Expenses shall be suspended.  If subsequent recoupment of Prior Expenses shall be resumed to the extent that Operating Expenses do not exceed the Operating Expense Limit, the Operating Expense Limit in Section 1.1 shall (unless previously terminated in accordance with the terms hereof) apply.  The Adviser, the Manager and the Distributor may each seek recoupment only for Prior Expenses waived or paid by it during the three fiscal years immediately prior to the fiscal year in which such recoupment occurs; provided, however, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived or paid after the date of this Agreement.  The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to permit any such reimbursement.

1.4          Limitation of Liability.  The obligations of the Trust are not personally binding upon, nor will resort be had to the private property of, any of the trustees, shareholders, officers, employees or agents of the trust, but only the Fund’s property shall be bound. The Fund is not liable for the obligations of any other series of the Trust, and no other series of the Trust shall be liable for the obligations of the Fund.  The obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforced only against the assets of the Fund.

1.5           Method of Computation.  To determine the Adviser’s, the Manager’s and the Distributor’s obligations hereunder, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month of the Fund exceed the Operating Expense Limit of the Fund, the Adviser, the Manager and, as applicable, the Distributor shall waive or reduce their advisory, management fees, Rule 12b-1 fees and Sub-TA fees for such month in the order and amount set forth in Section 1.1, and if necessary the Manager shall remit an amount to the Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; provided, however, that any waiver or reduction of the advisory and management fees is incurred proportionately by the Adviser and the Manager in respect of the advisory fee and management fee, as applicable.

1.6          Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory, management and 12b-1 fees waived or reduced by the Adviser, Manager and the Distributor (as applicable) and other payments remitted by the Manager to the Fund with respect to the previous fiscal year are sufficient to ensure that the Fund’s Operating Expenses do not exceed the Operating Expense Limit.

2.            Term; Termination.  The term (“Term”) of the Applicable Expense Limit under this Agreement shall begin on the date hereof and end on [June 30, 2016].  The Term of this Agreement shall be continued from year to year unless the Adviser, the Manager and the Distributor unanimously agree not to so continue the Term of this Agreement by giving the Fund not less than 5 days prior notice.  This Agreement shall terminate automatically with respect to the Fund and to the Adviser, the Manager or the Distributor upon the termination of the Advisory Agreement, the Management Agreement, the Rule 12b-1 plan or Sub-TA Plan, respectively.  The Fund can terminate this Agreement by giving the other parties not less than 5 days prior written notice of termination; provided, however, that Section 1.3 shall survive any such termination in accordance with its terms.

3.            Miscellaneous.

3.1          Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2          Interpretation.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s charter or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

3.3          Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory, management or Rule 12b-1 fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, Management Agreement, Rule 12b-1 Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to such Agreement or Plan or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act.  In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order.  Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

Value Line Funds Investment Trust, on behalf of its series, Worthington Value Line Equity Advantage Fund

By:
Mitchell E. Appel
President and Chief Executive Officer

EULAV Asset Management

By:
Mitchell E. Appel
President

Worthington Capital Management LLC

By:
Steven Sansom
President

EULAV Securities LLC

By:
Mitchell E. Appel
President

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